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                                                                      EXHIBIT 10

                            MASTER LICENSE AGREEMENT


         THIS MASTER LICENSE AGREEMENT ("Agreement"), made as of this 3rd day of April, 2000 by and among CORDIS CORPORATION, a Florida corporation having a place of business at 14201 NW 60th Avenue, Miami Lakes, FL 33014, and its Affiliates (Cordis Corporation and its Affiliates, collectively, "CORDIS"), GUIDANT CORPORATION, an Indiana corporation, having a place of business at 111 Monument Circle, 20th Fl., Indianapolis, IN 46204, and its Affiliates including ADVANCED CARDIOVASCULAR SYSTEMS, INC., a California corporation and a subsidiary of GUIDANT having a place of business at 3200 Lakeside Drive, Santa Clara, CA 95052 ("ACS") (Guidant Corporation and its Affiliates, including ACS, collectively referred to as "GUIDANT").


                                    RECITALS


         The Parties manufacture and distribute throughout the world various angioplasty products, as well as other medical products, and both own and are licensed, with the right to sublicense, under various United States and foreign patents and patent applications applicable to such products;




* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

         The Parties are involved in multiple patent litigations with one another and are simultaneously with the execution of this Agreement entering into an Arbitration Agreement providing for the resolution of such litigation along with the resolution of future disputes;

         The Parties further contemplate expanding each of their respective businesses by entering into an arrangement providing for specified conditions under which ACS may manufacture and supply certain of its products to CORDIS for commercial distribution to users;

         The Parties also contemplate providing each other access to certain of their respective technologies for the purpose of exploring use applications of those technologies for use in future products; and

         Each of the Parties has various Affiliates located both in the United States and elsewhere in the world.

         NOW, THEREFORE, in consideration of the mutual covenants expressed herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:



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                                    ARTICLE I
                                   DEFINITIONS


         1.1 "Affiliate" shall mean any corporation, firm, partnership, joint venture or other entity which, now or hereafter, directly or indirectly owns, is owned by or is under common ownership of a Party. "Owned" for purposes of determining Affiliates shall mean ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the equity or other ownership interest having the power to vote on or direct the affairs of such corporation, firm, partnership, joint venture or other entity. It is specifically acknowledged that each of the Parties presently has multiple Affiliates.

         1.2 "Arbitration Agreement" shall mean the Arbitration Agreement dated April 3, 2000, by and among the Parties to this Agreement; and "Arbitration" shall mean the proceedings conducted pursuant to the Arbitration Agreement.

         1.3 "Other Vascular Products" means products used for repairing abdominal aortic aneurysms, for performing minimally invasive or off-pump cardiac surgery and for harvesting blood vessels.

         1.4 "Confidential Information" means information including, but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information,


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relating to the business, products, practices, or techniques of the disclosing party. As used herein, "Confidential Information" shall not include any information or data which (i) is in or becomes part of the public domain by any means other than the receiving party's breach of its obligations hereunder; (ii) was known to the receiving party at the time of disclosure by the disclosing party; (iii) is, at any time, disclosed to the receiving party by any third party having the right to disclose the same; or (iv) is developed by an employees, agents or consultants of the receiving party who were not privy to any Confidential Information disclosed by the disclosing party pursuant to this Agreement.

         1.5 "Current Product" means a product that is or has been sold anywhere in the world as of or prior to the Effective Date, but excluding Other Vascular Products.

         1.6  "Effective Date" shall mean the date of this Agreement.

         1.7 "Radiation Field" shall mean catheter-based radiation technology for use with radiation delivered by a source wire or a ribbon placed through a lumen of such catheter. Examples of source wires are those currently made by Neocardia and Omnitron. Examples of ribbons are those currently made by Best Medical for CORDIS.

         1.8 "Foreign Counterpart(s)" shall mean and comprise those foreign Patents which claim priority from, or share common priority with an identified U.S. Patent and which make a common disclosure as the subject matter of such identified U.S. Patent.


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         1.9  "Licensed Product(s)" shall mean a device, apparatus or method, the practice, manufacture, use or sale of which would, but for this Agreement, infringe a Valid Claim of at least one Patent.

         1.10 "Net Sales" shall mean worldwide gross sales of Licensed Products to Third Parties less the following amounts: (i) discounts, including, without limitation, cash discounts and rebates actually allowed or granted, (ii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return, (iii) insurance paid in connection with shipment and freight charges paid for delivery, and (iv) taxes or other governmental charges levied on or measured by the invoiced amount (including, without limitation, value added tax), whether absorbed by the billing party or paid by the billed party. In the event that a Licensed Product is sold in the form of an assemblage of products containing one or more components other than a Licensed Product, Net Sales of such Licensed Product will be calculated by multiplying the Net Sales of such assemblage of products by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately by such Party, and B is the total invoice price of any other component or components that are not Licensed Products but are contained in the assemblage of products, if sold separately by such party. If, on a country-by-country basis, the Licensed Product is only sold in an assemblage of products, Net Sales will include only that part of such sale reasonably allocable to the Licensed Product. In making such allocation, primary consideration will be given to the added value provided by the Licensed Product as compared to the value of the assemblage of products sold without it. To the extent that



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calculation of "Net Sales" requires translation of foreign currencies into US
Dollars, such translation shall be effected using the procedures set forth in paragraph 3.4.

         1.11 "Party" means CORDIS, ACS or GUIDANT, as the case may be, and its Affiliates.

         1.12 "Patents" shall mean and be limited to the patents and patent applications identified below and in the referenced Schedules, owned or controlled by the Parties, as the case may be. Included within the definition of Patents are any continuations, continuations-in-part, divisionals, including any patents maturing therefrom and any patents of addition, reissues, re-examinations, renewals or extensions thereof, further including any Foreign Counterparts of such Patents:

         A. "Palmaz/Schatz Patents" shall mean those Patents having in common the priority date or dates of those patents listed in Schedule "1A".

         B. "Lam/Lau Patents" shall mean those Patents having in common the priority date or dates of those patents listed in Schedule "1B".

         C. "Lazarus Patents" shall mean those Patents having in common the priority date or dates of those patents listed in Schedule "1C".


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         D.   "Hillstead Patents" shall mean those Patents having in common the priority date or dates of those patents listed in Schedule "1D".

         E. "Pinchuk Patents" shall mean those Patents having in common the priority date or dates of those patents listed in Schedule "1E".

         F. "Dake/Bradshaw Patents" shall mean those Patents having in common the priority date or dates of those patents listed in Schedule "1F".

         G. "Radiation Non-Stent Patents" shall mean those Patents owned or controlled by CORDIS, directed to the Radiation Field, but not comprising Stent Implants, having in common the priority date or dates before the Effective Date. Examples of Radiation Non-Stent Patents include, but are not limited to, those patents listed in Schedule "1G".

         H. "[***] Patents" shall mean the Patents directed to and claiming in the field of radiation, owned by or licensed to [***], if and at the time that [***] is acquired by CORDIS as contemplated by Article VI of this Agreement, and those patents having in common the priority date or dates of such patents.

         I. "Stent Implant Patents" shall mean all of the Parties' respective Patents having claims that cover Stent Implants which are owned, acquired, or licensed, with right of sublicense, by any of the Parties and having a worldwide priority date before December


* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

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31, 2015. Stent Implant Patents shall not include the Palmaz/Schatz Patents, the
Lam/Lau Patents, or the Lazarus Patents.

         K. "Yock Patents" shall mean those Patents having in common the priority date or dates of those patents listed in Schedule "1K."

         1.13 "Released Matters" shall have the definition given in paragraph
12.1 of this Agreement.

         1.14 "Stent Implant" shall mean any bare, metal device, at least a portion of which is placed within a blood vessel of the body to help maintain the patency of such blood vessel, and that requires expansion by a radially expandable force (i.e., devices that are not self-expanding.) For the avoidance of doubt, "Stent Implant", as defined, is understood not to include stent-grafts (including those used to treat abdominal aortic aneurysms), radioactive stents (unless otherwise licensed under this Agreement) and drug delivery (i.e., "coated") stents.

         1.15 "Third Party (ies)" shall mean any party other than a Party to this Agreement or an Affiliate of a Party.

         1.16 "Valid Claim" means a claim of an issued Patent that has not been held or declared invalid, unpatentable or unenforceable by the United States Patent and Trademark Office, a foreign patent office, or a court of competent jurisdiction or an



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arbitration panel acting pursuant to the Arbitration Agreement, provided that no appeal can or has been taken.


                                   ARTICLE II
                           LICENSE GRANTS AND PAYMENTS


         2.1 Palmaz/Schatz Patents. CORDIS hereby grants to GUIDANT an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense) to make, have made, use or sell, or otherwise dispose of Licensed Products, under the Palmaz/Schatz Patents, and to practice processes and methods under the Palmaz/Schatz Patents. The license granted pursuant to this paragraph
2.1 shall be a paid-up license and any pass-through royalties payable in respect of past and future Net Sales of Licensed Products by GUIDANT (including Net Sales of the relevant products that occurred prior to the Effective Date) shall be payable by CORDIS.

         2.2 Lam/Lau Patents. GUIDANT hereby grants to CORDIS an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense) and to make, have made, use or sell, or otherwise dispose of Licensed Products, under the Lam/Lau Patents, and to practice processes and methods under the Lam/Lau Patents. The license granted pursuant to this paragraph 2.2 shall be a paid-up license and any pass-through royalties payable in respect of past and future Net Sales by CORDIS of Licensed Products (including Net Sales of the relevant products that occurred prior to the Effective Date) shall be payable by GUIDANT; provided, however, that, if CORDIS is found to be



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infringing or to have infringed one or more Valid Claims of the Lam/Lau Patents pursuant to the terms of the Arbitration Agreement, CORDIS shall pay to GUIDANT a royalty of [***] of the past and future Net Sales (including Net Sales of the relevant products that occurred prior to the Effective Date), subject to a possible additional supplemental royalty rate pursuant to paragraph 2.10 below, of (i) the Licensed Products found in the Arbitration to infringe the Lam/Lau Patents and (ii) all additional Licensed Products, if any, that are subsequently found to infringe the Lam/Lau Patents.

         2.3 Pinchuk Patents. CORDIS hereby grants to GUIDANT an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense) to make, have made, use or sell or otherwise dispose of Licensed Products, under the Pinchuk Patents, and to practice processes and methods under the Pinchuk Patents. The license granted pursuant to this paragraph 2.3 shall be a paid-up license and any pass-through royalties payable in respect of past and future Net Sales of Licensed Products by GUIDANT (including Net Sales of the relevant products that occurred prior to the Effective date) shall be payable by CORDIS; provided, however, that if ACS is found to be infringing or to have infringed one or more Valid Claims of the Pinchuk Patents pursuant to the terms of the Arbitration Agreement, ACS shall pay to CORDIS a royalty rate as determined by the arbitrators pursuant to the Arbitration Agreement of the past and future Net Sales (including Net sales of the relevant products that occurred prior to the Effective Date) of (i) the catheter portion of the Licensed Products found in the Arbitration to infringe the Pinchuk Patents and (ii) the catheter portion of all additional Licensed Products, if any, that are subsequently found to infringe such Patents.



* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.


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         2.4  Stent Implant Patents. CORDIS and GUIDANT each hereby grants to the other an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense) to make, have made, use or sell, or otherwise dispose of Licensed Products (limited to Stent Implants), under the Stent Implant Patents, and to practice processes and methods under the Stent Implant Patents. The Arbitration Agreement shall provide for determination of whether a Party Licensee infringes any of the Stent Implant Patents and, if so, then what royalty shall be paid on the Stent Implant Patents. The respective licensees shall be responsible for any pass-through royalty payments required to be made to a third party licensor.

         2.5 Hillstead Patents. CORDIS hereby grants to GUIDANT an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense) to make, have made, use or sell or otherwise dispose of Licensed Products, under the Hillstead Patents, and to practice processes and methods under the Hillstead Patents. The license granted pursuant to this paragraph 2.5 shall be a paid-up license and any pass-through royalties payable in respect of past and future Net Sales of Licensed Products by GUIDANT (including Net Sales of the relevant products that occurred prior to the Effective Date) shall be payable by CORDIS.

         2.6 Lazarus Patents. GUIDANT hereby grants to CORDIS an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense) limited to the field of Stent Implants, to make, have made, use or sell or otherwise dispose of Licensed



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Products under the Lazarus Patents, and to practice processes and methods under the Lazarus Patents. The license granted pursuant to this paragraph 2.6 shall be a paid-up license and any pass-through royalties payable in respect of past and future Net Sales of Licensed Products by CORDIS (including Net Sales of the relevant products that occurred prior to the Effective Date) shall be payable by GUIDANT.

         2.7 Radiation Non-Stent Patents. CORDIS hereby grants to GUIDANT an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense) to make, have made, use or sell or otherwise dispose of Licensed Products under the Radiation Non-Stent Patents, and to practice processes and methods under the Radiation Non-Stent Patents. The license granted pursuant to this paragraph 2.7 shall be a paid-up license and any pass-through royalties payable in respect of past and future Net Sales of Licensed Products by GUIDANT (including Net Sales of the relevant products that occurred prior to the Effective Date) shall be payable by GUIDANT.

         2.8 Dake-Bradshaw Patents. GUIDANT hereby grants to CORDIS an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense), limited to the Radiation Field, to make, have made, use or sell or otherwise dispose of Licensed Products under the Dake-Bradshaw Patents, and to practice processes and methods under the Dake-Bradshaw Patents. The license granted pursuant to this paragraph 2.8 shall be a paid-up license; provided, however, that any pass-through royalties payable in respect of past and future Net Sales of Licensed Products by CORDIS (including Net Sales of the relevant products that occurred prior to the Effective Date)



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shall be payable by CORDIS. The foregoing license to the Dake-Bradshaw Patents shall automatically terminate if CORDIS or any of its Affiliates acquires all or substantially all of the current cardiology business of Novoste Corporation, a Georgia corporation, or if CORDIS or any of its Affiliates acquires all or substantially all of a successor in interest to such current cardiology business of Novoste Corporation.

         2.9 Yock Patents. GUIDANT hereby grants to CORDIS, effective August 9, 2005, an irrevocable, non-exclusive, worldwide right and license (without the right to sublicense) to make, have made, use or sell or otherwise dispose of Licensed Products under the Yock Patents, and to practice processes and methods under the Yock Patents. The license granted pursuant to this paragraph 2.9 shall be a paid-up license; provided, however, that any pass-through royalties payable in respect of past and future Net Sales of Licensed Products by CORDIS (including Net Sales of the relevant products that occurred prior to the Effective Date) shall be payable by CORDIS.


         2.10 For purposes of paragraphs 2.2 and 2.3 and 2.4 above if either CORDIS or GUIDANT believes that its patent is being infringed by any product of the other Party, other than a Current Product, such Party can give notice to the other Party. The recipient of the notice shall have the option of negotiating an amicable solution or initiating an arbitration pursuant to paragraph 10.3 below and the Arbitration Agreement to contest infringement by such product, and the validity or enforceability of the accused Patent, provided however, that such validity or enforceability determination shall be made in an



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arbitration one time only. If the arbitrators determine that the disputed Patent is infringed, not invalid and enforceable, the arbitrators will, in the case of the Lam/Lau Patents, designate a royalty equal to [***] and, in the case of the other patents, may designate an appropriate supplemental royalty rate not to exceed [***] of Net Sales. If the recipient of the notice does not believe a license is necessary and does not initiate an arbitration proceeding within ninety (90) days after receipt of the notice, the Party giving notice will be free to initiate an arbitration pursuant to the Arbitration Agreement.

         2.11 The Parties recognize the benefit of maintaining their own product identity in the marketplace. To this end, the licenses granted hereunder shall not extend to or cover "knock-off" products. A "knock-off" is one which (i) is developed or acquired by one Party after public release of a base product by the other Party or after knowledge of such base product is otherwise acquired and
(ii) is so similar in structure and function to be perceived by one of ordinary skill in the relevant art to have been in fact derived from such base product. It is understood that no Current Product of a Party shall be deemed to be a "knock-off."

         2.12 For any Licensed Product under which royalties are payable under more than one Patent, it is understood by the Parties that any royalty payment shall not be cumulative, but shall be no greater than [***] of Net Sales (the "Maximum Rate"); provided, however, that any royalty rate in respect of the Lau/Lam Patents determined pursuant to paragraph 2.2 above shall be subject to an increase of up to [***] over the Maximum Rate, pursuant to the provisions of paragraph 2.10 above.

* Material has been omitted pursuant to a request for confidential treatment and such information has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.



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


         2.13 Nothing in this Agreement shall be construed as conferring by implication, estoppel or otherwise any license or other right under any patent or intellectual property of the Parties, except as expressly granted.

         2.14 The royalty rates provided for herein have been determined by the Parties as part of an effort to compromise and settle various disputes between them and taking into consideration other transactions to be entered into between the Parties, so that any particular royalty rate does not necessarily represent the value of the applicable licenses or the royalty rates that would be established independently or under other circumstances.

         2.15 The licenses granted by a Party under this Agreement shall not authorize the licensee to make, have made, use or sell, or otherwise dispose of, for or to any Competitor of the licensor. For this purpose, "Competitors" shall have the meaning used in Schedule 7.1.

         2.16 The licenses granted under this Agreement shall continue in full force and effect in accordance with their respective terms notwithstanding any breach by the licensee, or any expiration or termination, of this Agreement.


                                   ARTICLE III
                            ROYALTIES AND ACCOUNTING


         3.1 Each licensee of a royalty bearing license set forth in Article II shall pay the licensor of such royalty bearing license or its assignee in United States Dollars. Royalty payments due to GUIDANT or ACS shall be made by check mailed to Guidant or ACS, as



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the case may be, or by wire transfer to its designated bank or as otherwise specified from time to time by GUIDANT or ACS, as the case may be. Royalty payments due to CORDIS shall be paid by check mailed to CORDIS, or by wire transfer to its designated bank, or as otherwise specified from time to time by CORDIS. Royalties shall accrue when products covered by such royalty bearing license are sold to a Third Party; shall be paid in full no later than sixty
(60) days after the end of each calendar quarter and shall be calculated based upon Net Sales of such products during the immediate preceding calendar quarter.

         3.2 Each licensee of a royalty bearing license set forth in Article II shall deliver to the licensor of such royalty bearing license a royalty report within sixty (60) days after the end of each calendar quarter. Such report shall set forth the Net Sales of products covered by such royalty bearing license for the calendar quarter most recently ended, with explanations of any adjustments made.

         3.3 Each licensee of a royalty bearing license set forth in Article II shall keep and preserve accurate records of all transactions relating to this Agreement, or the computation of royalties hereunder. Each licensee of a royalty bearing license set forth in Article II agrees to preserve all such records for the longer of at least three (3) years or as legally required after the close of the quarter when any payment based thereon is due under this Agreement.



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         3.4  The remittance of royalties payable on sales outside the United
States will be payable to a Party licensor based on sales in United States dollar equivalents converted at the monthly average exchange rate for the quarter of the currency of the country from which the royalties are payable, based on rates used by the Parties for conversion of sales for financial reporting purposes. If the transfer or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of the Party licensor or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by the Party licensor to the Party licensee.

         3.5 Each licensor of a royalty bearing license set forth in Article II, through a public accounting firm reasonably acceptable to the licensee, shall have the right, upon reasonable notice, to inspect, during normal business hours, the accounting books and records of the licensee of such license to verify the amounts of royalties due under this Agreement, including the right to interview and question such licensee's accounting personnel, including personnel in any outside accounting firm(s) used by such licensee; provided, however, that a licensor shall be limited to only one such inspection during any twelve-month period and no period can be examined more than once or later than two years after the period ends. Each licensee of a royalty bearing license set forth in
Article II shall make such books and records available to the licensor at the location(s) where such



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materials are maintained in the ordinary course of business. In the event that following any such examination it is finally determined that such licensee has not paid in full the royalties due, the balance shall be promptly remitted with interest at the prime commercial lending rate as announced from time to time by The Chase Manhattan Bank, NA in New York City. Any licensor exercising its right to review and examine books and records hereunder shall be responsible for the cost of such examination and review unless such examination and review disclose that the amount of royalties paid for any six-month period was less than ninety percent (90%) of the amount due, in which event the licensee associated with the examination and review shall be responsible for the reasonable cost of such examination and review as well as for the balance of the royalties due, as provided above.


                                   ARTICLE IV
                       MAINTENANCE OF LICENSED TECHNOLOGY


         4.1 Each licensor of a license set forth in Article II shall be solely responsible for filing, prosecuting and maintaining the patent(s) licensed thereunder. This shall include, inter alia, the filing and prosecution of any pending patent applications licensed thereunder, as deemed appropriate in the discretion of such licensor, and the payment of all maintenance and/or annuity fees related to any issued patents licensed thereunder. The licensee of a license set forth in Article II shall have no obligation to cooperate with the licensor in such efforts, except in situations in which a licensee is practicing a licensed



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Patent, in which case such licensee shall reasonably cooperate with the licensor
(at the licensor's expense and request.)

         4.2 If it is determined that any product of a licensee Party is covered by any Patent of a licensor Party, the licensee Party shall use reasonable efforts, consistent with its customary practices, to mark such Product (or where this is impractical, the Product packaging) with appropriate patent numbers. Such marking shall be in accordance with 35 U.S.C. Section 287, insofar as United States sales are concerned, and the requirements of the individual foreign countries, insofar as foreign sales are concerned.


                                    ARTICLE V
                       CONFIDENTIALITY AND NON-DISCLOSURE


         5.1 Each Party hereby agrees to hold in strict confidence and trust all Confidential Information disclosed to such Party, to undertake all necessary and appropriate steps to ensure the confidentiality of the Confidential Information, and not to disclose, sell, rent or otherwise provide, directly or indirectly, any Confidential Information or anything related to the Confidential Information without the prior written consent of the owner of such Confidential Information. Each Party may disclose Confidential Information only to: (i) its employees, agents, representatives, related companies, and Permitted Sublicensees who agree to be bound by the terms of this Agreement, and then only to the extent necessary to carry out activities involving the legitimate use of the Confidential Information, or (ii) prospective Third-Party purchasers



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of substantially all of a Party's vascular cardiology business who agree to be bound by the confidentiality and non-disclosure provisions of this Article V; or
(iii) as a result of judicial order, upon reasonable notice to the disclosing Party, and after taking all reasonable precautions of maintaining confidentiality, including the establishment of any necessary protective order; or (iv) as required by the federal securities laws or other applicable laws or the applicable rules of a nationally recognized stock exchange.

         5.2 Each Party further agrees that it may use and copy the Confidential Information only in connection with the activities and duties arising from this Agreement and not for its own purposes beyond the scope of this Agreement or for the benefit of any Third Party except to the extent necessary and as is consistent with this Agreement. Each Party agrees that it will require its employees, agents, representatives, related companies, and Permitted Sublicensees to comply with this Agreement and that it will be responsible for any breach of this Agreement by such employees, agents, representatives, related companies, and Permitted Sublicensees. Each Party agrees to promptly notify the owner of such Confidential Information of any breach by such Party's employees, agents, representatives, related companies, and Permitted Sublicensees of the confidentiality obligations set forth herein, and to cooperate with the owner of such Confidential Information in the action to prevent further disclosure of use of such Confidential Information by any such employees, agents, representatives, related companies, and Permitted Sublicensees.



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         5.3  Upon expiration or termination of this Agreement, each Party agrees to promptly return all Confidential Information including copies of all documents embodying such information held by itself, its employees, agents, representatives, related companies, or Permitted Sublicensees, to the owner(s) of such Confidential Information, and to make no further use or disclosure of such Confidential Information.

         5.4 Subject to the exceptions specified in clauses (i)-(iv) of paragraph 5.1, no Party shall disclose any information to any third party with respect to the existence or terms of this Agreement, other than in accordance with the press release attached hereto as Schedule 5.4, without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed. This prohibition includes, but is not limited, to education and scientific conferences, promotional materials, governmental filings, and discussions with lenders, investment bankers, public officials, and the media. To the extent that a disclosure of information is authorized or required, the Parties shall cooperate to insure that the content is accurate and in accordance with the reasonable business standards of each of them.

         5.5 If CORDIS or GUIDANT determines that a disclosure of Confidential Information or the information contemplated by paragraph 5.4 is required by law, including a court or governmental agency, or the applicable rules of a nationally recognized stock exchange, it shall notify the other Party in writing ten (10) days (or, if such period is not feasible, such lesser period as is feasible under the circumstances) before the time of the proposed disclosure. The notice shall include the exact text of the proposed disclosure and the time and manner thereof. If requested, the Party seeking to disclose information shall furnish to the other an opinion of counsel that the disclosure of the information is required by law or the applicable rules of a nationally recognized stock exchange. At the other Party's request and before the disclosure, the Party desiring to disclose the information shall consult with the other Party on the necessity for the disclosure and the text of the proposed disclosure.

         5.6 The restrictions and obligations of this Article V shall survive for a period of three (3) years following any expiration, termination, or cancellation of this Agreement and shall continue to bind each Party, its successors and assigns for such period.

         5.7 Each party agrees that in the event of a breach or threatened breach of the confidentiality provisions of this Agreement, the owner of the Confidential Information that is the subject of the breach or threatened breach may be entitled to injunctive or other preliminary or equitable relief, in addition to any other remedies available at law.

         5.8 The Parties may, in their sole discretion, negotiate with one another the content and timing of one or more press releases concerning the subject matter of this Agreement, including the terms thereof. In the event that the Parties mutually agree in writing to the content of any such press release, the content of such press release shall be excluded from the definition of Confidential Information set forth in Article V. Nothing in this paragraph shall be construed as requiring a Party to negotiate or agree to any press release concerning the subject matter of this Agreement. In the event that the Parties fail to agree in writing as to the content and timing of any press release concerning this Agreement, all aspects of this Article V shall remain in full force and effect.


                                   ARTICLE VI
                              ACQUISITION OF [***]


          CORDIS, CORDIS's parent, Johnson & Johnson, and [***] have entered into a Collaboration Agreement dated [***] (as heretofore amended the "[***] Agreement"), which provides, in part, for Johnson & Johnson to have the right and option to acquire [***] under certain circumstances in accordance with the Agreement and Plan of Merger substantially in the form attached as Exhibit G to the [***] Agreement (the "Merger Agreement"). Cordis granted [***] the right during the period beginning [***] and ending on [***] to enter into negotiations with Guidant for the acquisition of [***] on such terms as [***] and Guidant may agree to. Under the terms of the [***] Agreement, during the "Second Phase", as defined in the [***] Agreement, Cordis has certain other rights to acquire [***] (such rights are defined therein as the "Floating Purchase Option" and the "Second Purchase Option"). In the event GUIDANT consummates the acquisition of [***] pursuant to an agreement entered into during the period beginning [***] and ending on [***] (the "Negotiation Period"), any rights of Johnson & Johnson or any


* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

Affiliate of Johnson & Johnson (collectively, "J&J") then existing to acquire [***] shall terminate. If J&J acquires [***] during the period beginning [***] and ending on [***] (the "Acquisition Period"), then the [***] Patents shall be considered part of the Radiation Non-Stent Patents, and GUIDANT shall be licensed or sublicensed, as the case may be, under the [***] Patents pursuant to paragraph 2.7 herein, but subject to any then-existing conditions affecting [***] right to license such patents; provided, however, that CORDIS shall use reasonable efforts to eliminated or minimize the effect of any condition that affects CORDIS's ability to license or sublicense any [***] Patents to GUIDANT. In the event that either J&J or GUIDANT acquires from [***] during the Acquisition Period a non-exclusive license to the [***] Patents, the acquiring party shall, as a requirement of entering into such license, obtain the right for the other party to acquire at the same time a non-exclusive license to such patent [***]. Further, if during the Acquisition Period J&J acquires (whether by purchase, assignment or exclusive license) from [***] any [***] Patent, such patent shall be considered part of the Radiation Non-Stent Patents and GUIDANT shall be licensed or sublicensed, as the case may be, under such patent pursuant to Section 2.7. In the event GUIDANT acquires [***] pursuant to a definitive agreement entered into during the Negotiation Period, GUIDANT shall cause [***] to terminate, and CORDIS shall terminate and cause J&J to terminate, the [***] Agreement to the extent then in effect; and GUIDANT shall cause [***] to terminate, and CORDIS shall terminate the International License and Distribution Agreement (as defined in the [***] Agreement). CORDIS hereby represents to GUIDANT that it has not previously acquired or obtained control of any patents that


* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

would otherwise be included within the [***] Patents, other than those already included in the Radiation Non-Stent Patents licensed pursuant to Section 2.7.


                                   ARTICLE VII
                                   ASSIGNMENT


         7.1 Except as specifically provided in this Article VII, neither this Agreement nor any of the rights and obligations of any Party hereunder, including the licenses granted herein, and the technology licensed thereby, shall be assigned, delegated, sold, transferred, or otherwise disposed of, by operation of law or otherwise (including direct or indirect changes of control of a Party or its parent company) without the prior written consent of all Parties hereunder, such consent to be granted or withhold with the sole discretion of any Party; provided however, that a Party may assign, delegate, sublicense, sell, transfer, or otherwise dispose of rights hereunder to any one or more of its Affiliates (for so long as it remains a Party's Affiliate) without consent or other limitation; and provided, however, that a Party may assign its rights hereunder to a successor-in-interest to substantially all of that Party's vascular cardiology business if such successor is not itself included on the list of organizations appearing on Schedule 7.1; and provided that such successor is not then or thereafter in control of, or an Affiliate of any party in control of, any organizations included on Schedule 7.1. In the event that a Licensee (or its assignee) attempts to transfer rights licensed under this Agreement to an organization included on Schedule 7.1, or to an organization that is in control of, or an Affiliate of any party in control of, any


* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

organizations included in Schedule 7.1, the purported transfer of such rights shall be null and void and the license set forth herein originally granting such rights to the Licensee shall immediately terminate. In the event that the Licensee (or its assignee) transfers rights licensed under this Agreement to an organization that is not included on the list appearing on Schedule 7.1, and, at a later time after such transfer, such organization (through merger or sale, etc.) becomes included on the list appearing on Schedule 7.1, or in control of, or an Affiliate of any party in control of, any organization included on
Schedule 7.1, then at such later time the license set forth herein originally granting such rights to Licensee shall immediately terminate and such organization shall thereafter retain no rights to any rights licensed under this Agreement.

         7.2 Any assignment permitted hereunder shall not relieve the assigning Party of liability for performance of its obligations hereunder.


                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES


         8.1 Each Party represents and warrants that it is a corporation duly organized, validly existing, and in good standing. Each Party represents and warrants that it has corporate power and authority to execute and deliver this Agreement, to own any technology licensed hereunder, and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

         8.2 As of the Effective Date, each Party licensor shall own all right and title to the technology licensed by it hereunder, or otherwise shall have the right and authority to grant the license hereunder to the Party licensee. As of the Effective Date, each Party licensor's right, title and interest in and to the technology licensed by it hereunder is and during the term of this Agreement shall continue to be free and clear of any lien, charge, security interest or encumbrance which would adversely affect or limit the Party licensee's or its Permitted Sublicensee's exercise of its rights hereunder. Without limiting the generality of the foregoing, (a) CORDIS represents and warrants that as of the Effective Date is it shall own all right and title to or shall have the ability to grant the licenses to the Palmaz/Schatz Patents and the Fischell Non-Stent Patents; and (b) GUIDANT represents and warrants that as of the Effective Date it shall own all right and title to the Lam/Lau Patents, the Dake-Bradshaw Patents and the Yock Patents.

         8.3 Each Party represents and warrants that this Agreement has been duly and validly executed and delivered and constitutes a legal, valid, and binding obligation enforceable in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         8.4 Each Party represents and warrants that neither the execution and delivery of this Agreement nor consummation of the transactions herein contemplated nor performance of or compliance with the terms and conditions hereof will (i) violate any material law, (ii) conflict with or result in a breach of or a default under the certificate of incorporation or bylaws of the Party or any material agreement or instrument to which the Party is a Party or by which it or any of its properties may be subject or bound, or (iii) result in the creation or imposition of any lien upon any property of such Party.

         8.5 Each Party licensor specifically makes no representation or warranty of any description or kind, either expressly or impliedly, by operation of law or otherwise, with respect to the sufficiency, use or usefulness, or the commercial viability of the technology licensed hereunder. Moreover, no representation or warranty with respect to the ability of any Party to obtain necessary or useful consents or approvals of any government regulatory body or agency with an interest in, or with control over, the use or applications of technology licensed hereunder is offered or made by any Party to this Agreement to, or through, any other Party.

         8.6 DISCLAIMER OF WARRANTY - EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, WITH REGARD TO THE TECHNOLOGY LICENSED HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTY THAT ANY PATENT LICENSED HEREUNDER IS VALID OR ENFORCEABLE, THAT THE TECHNOLOGY LICENSED HEREUNDER DOES NOT INFRINGE ANY PATENTS, COPYRIGHTS, OR INTELLECTUAL OR OTHER INDUSTRIAL PROPERTY RIGHTS OF A THIRD PARTY, AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                                   ARTICLE IX
                                INDEMNIFICATIONS


         9.1 CORDIS and GUIDANT each hereby indemnifies and agrees to defend and hold the other, its permitted successors, Affiliates, and permitted assigns harmless from and against all claims, liabilities, damages, losses and expenses (collectively, "Losses") arising out of or in connection with (a) any breach by the Indemnifying Party or its

Affiliates of any representation or warranty set forth in this Agreement and (b) any breach by the Indemnifying Party or its Affiliates of any agreement, covenant or obligation set forth in this Agreement.

         9.2. Payments by the Indemnifying Party pursuant to paragraph 9.1 shall be limited to the amount of any Losses that remain after deducting therefrom (i) any tax benefit (net of any related tax detriments) actually realized by the Indemnified Party and (ii) any indemnity, contribution or similar payment actually recovered by the Indemnified Party from any third party with respect thereto (other than proceeds of insurance maintained by or for the benefit of the Indemnified Party). The Indemnified Party shall use all reasonable efforts to seek and recover any tax benefits and any indemnity, contribution or similar payments available to the Indemnified Party with respect to any Losses for which the Indemnified Party seeks indemnification pursuant to paragraph 9.1.

         9.3 A person to whom indemnification is provided hereunder is referred to herein as the "Indemnified Party" and the party providing indemnification is referred to as the "Indemnifying Party."

         9.4 If an Indemnified Party intends to seek indemnification pursuant to this Article IX, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim. The Indemnified Party will provide the Indemnifying Party with prompt written notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. Any such notice shall set forth in reasonable detail the available facts, circumstances and basis of the claim.

         9.5 If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, after acknowledging in writing liability hereunder, assume, through counsel of its own choosing (so long as reasonably acceptable to the

Indemnified Party) and at its own expense, the defense thereof, and the Indemnified Party shall cooperate with it in connection therewith (including by furnishing such information as the Indemnifying Party may reasonably request), provided, that the Indemnified Party may participate in such defense through counsel chosen by it, at its own expense. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle, or admit any liability with respect to, any such claim which it continues to seek indemnification for without the Indemnifying Party's consent. The Indemnifying Party will not without the Indemnified Party's prior written consent settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), take any measure or step in connection with any settlement or compromise that imposes a material burden or encumbrance upon the operation or conduct of the Indemnified Party's business. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may, upon at least ten (10) days' notice to the Indemnifying Party (unless the Indemnifying Party shall assume such settlement or defense within such ten (10) day period), conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

         9.6 Exclusivity. The provisions of this Article IX shall be the exclusive remedy for the breaches and other matters covered thereby.

         9.7 Survival. The obligations under this Article IX shall survive the termination or expiration of this Agreement.

         9.8 For the avoidance of doubt, references in this Article IX to GUIDANT or CORDIS or a Party shall include the Affiliates of GUIDANT, CORDIS or the Party, as the case may be.


                                    ARTICLE X
                     TERM AND TERMINATION; EVENTS OF DEFAULT


         10.1 This Agreement shall continue in full force and effect for the life of the last expiring patent referenced in Article II of this Agreement unless either GUIDANT or CORDIS, as the case may be, delivers to the other notice of its intent to terminate in accordance with the terms set forth in this Agreement. Expiration or termination shall not relieve the Parties of any obligation occurring prior to such expiration or termination. The licenses granted under this Agreement shall continue in full force and effect in accordance with their respective terms notwithstanding any breach by the licensee, or any expiration or termination, of this Agreement.

         10.2 After careful consideration of the complex and interdependent nature of the business arrangements between them, the Parties recognize that issues may arise during the course of this Agreement that may result in disputes between them. The Parties further recognize that each is significantly dependent upon the continued performance by the other of all obligations under this Agreement. Accordingly, the Parties desire to create a procedure by which disputes, even those involving material or significant issues, will be resolved without disruption of the performance of those obligations both during and after the process of addressing or resolving such disputes.

         10.3 Except for disputes to be resolved in accordance with the terms of the Arbitration Agreement, any controversy or claim arising out of or relating to this Agreement shall be submitted to binding arbitration in accordance with the following procedures, except as the parties shall otherwise agree. The controversy or claim shall be settled by arbitration in Chicago, Illinois in accordance with the rules then pertaining of the CPR Institute for Disputes Resolution, or successor ("CPR"), except where those rules conflict with these provisions, in which case these control. Any arbitration shall be subject to the following:
                  (a) Any award pursuant to such arbitration shall be accompanied by the written opinion of a majority of the arbitrators giving their reasons therefor and rendered within thirty (30) days of the date of closing of the arbitration hearing.

                  (b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five
(25) lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, and impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the American

Arbitration Association. There shall be no ex parte communications with an arbitrator either before or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator's views on any such issues.

                  (c) The parties agree to cooperate to attempt to select the arbitrator(s) by agreement within twenty (20) days of initiation of the arbitration, including jointly interviewing the final candidates.

                  (d) In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15) if a single arbitrator is to be selected) having the credentials referenced above. Within twenty-five (25) days of receiving such lists, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

                  (e) The award rendered by the arbitrators shall, solely with respect to the particular dispute, difference or alleged breach of this Agreement which was submitted to arbitration, be conclusive and binding upon the parties hereto and judgment on the award may be entered in any court of proper jurisdiction; provided, however, that nothing herein shall give the arbitrators any authority to amend, alter or delete any term, condition or provision of this Agreement. The law applicable to the enforcement of any award shall be Title 9 of the United States Code, the Federal Arbitration Act.

                  (f) Each party shall pay its own attorney fees, costs and expenses of arbitration and the fees, costs and expenses of the arbitrators shall be equally shared; except that if any matter or dispute raised by a party or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) of the other party or parties and of the arbitrators against the party raising such unreasonable matter or dispute or defense or objection thereto.

                  (g) The arbitrators shall fix the time and place in Chicago for the arbitration hearing, which shall be held within forty-five (45) days after appointment of the arbitrators. Notice of such hearing shall be given by the arbitrators to the parties at least twenty (20) days in advance, unless the parties by mutual agreement waive such notice.

                  (h) The parties shall submit all documents and proof upon which they intend to rely within thirty (30) days after the appointment of the arbitrators. All parties shall be afforded a reasonable opportunity to examine such documents and proof prior to any hearing.

                  (i) The panel will establish what procedures and format will be followed at the hearing. Live testimony will be permitted. Direct examination will be followed by cross-examination. A court reporter will record the proceedings. The arbitration hearing shall take place on consecutive business days until complete. Each party shall be given a limited and equal amount of time to present its case. Unless the parties otherwise agree, no hearing shall exceed ten (10) trial days. The arbitration hearing shall be conducted in accordance with the Federal Rules of Evidence, except as modified herein or by agreement of the parties.

                  (j) Any party may be represented by counsel. A party intending to be so represented shall be notify the other party or parties and the arbitrators of the name and address of counsel at least three days prior to the date set for the hearing at which counsel is first to appear. When an arbitration is initiated by counsel, or where any attorney replies for another party, such notice is deemed to have been given by such party.

                  (k) The parties may modify any period of time by mutual agreement. The arbitrators for good cause may extend any period of time established by this Agreement, except the time for making the award. The panel shall notify the parties of any such extension of time and its reason therefor.

                  (l) The scope of discovery allowed with respect to arbitration proceeding shall be the same as that allowed under the Federal Rules of Civil Procedure except as provided herein. The arbitrators shall provide for discovery according to the time limits set out in paragraph (g), giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery will be limited so that the paragraph (g) schedule may be met without difficulty. No more than twenty (20) requests for documents may be served. Interrogatories or Requests for Admissions will not be permitted. Notwithstanding the above, it is the intent of the parties that document discovery will be limited to only those documents reasonably necessary to the adjudication of the arbitrable issues. This provision is intended to replace Rule 4 "Early Disclosure of Information" of the CPR Rules, which will have no force and effect. Depositions or parties and non-parties will be limited to a total of forty (40) hours per party per case. Both parties will be permitted to use any discovery obtained in court or other proceedings. The Chairperson of the arbitration panel will resolve any discovery disputes between the parties.


         10.4 If a Party believes another Party has not complied in any material respect with this Agreement, it shall give the other Party written notice, specifying the acts or omissions constituting such non-compliance. A Party's non-compliance with any provision of this Agreement shall not be considered to be a breach of this Agreement provided the non-complying Party promptly commences and diligently pursues in good faith a cure and such non-compliance is cured within sixty (60) days of receipt of such notice.

         10.5 The Parties further agree that they will continue to perform all obligations hereunder during the pendency of any dispute, arbitration proceeding, or enforcement proceeding regardless of the nature of the matter which is the subject of the dispute or arbitration. The parties further agree that there is no adequate remedy at law for a party's failure to comply with this provision, and that 1) injunctive relief and 2) relief in the nature of specific performance is necessary and appropriate to remedy any such breach.


                                   ARTICLE XI
                              REGULATORY APPROVALS

         11.1 It is expressly understood that all Parties are responsible for obtaining their own regulatory approvals for sale of products that practice patents licensed under this Agreement. The licensor shall not be obligated to assist the licensee in connection therewith.

                                   ARTICLE XII
                                    RELEASES

         12.1 Apart from the obligations created by, referenced, acknowledged or rising out of this Agreement and the other agreements being entered into pursuant to or in connection with this Agreement, CORDIS, on the one hand, and GUIDANT, on the other hand, do hereby for themselves and their respective legal successors and assigns, release and forever discharge each other and their respective shareholders, officers, directors, employees, agents, attorneys, customers, distributors, officials, legal successors and assigns of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of any kind and nature whatsoever, whether now known or unknown, suspected or unsuspected which either now has, owns or holds or at any time heretofore had ever owned or held based on or arising from the Patents, all of which are referred to hereinafter as the "Released Matters". For the avoidance of doubt, the terms "CORDIS" and "GUIDANT," as used in this paragraph 12.1, shall include the Affiliates of such Party, and the Released Matters shall include any alleged liability by CORDIS under the Agreement dated December 1, 1992 between ACS and Johnson & Johnson Interventional Systems, a division of Ethicon, INC.

         12.2 It is the intention of the Parties hereto in executing this Agreement and in paying and receiving the consideration called for by this Agreement that this Agreement shall comprise a full and final accord and mutual release of all the Released Matters. Each of the Parties acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the Released Matters, but that it is its intention hereby to fully and finally and forever settle and release all Released Matters, whether known or unknown. The releases given herein shall remain as full and complete releases notwithstanding the discovery or existence of any such additional or different claim or fact, unless it is later discovered that one party has intentionally withheld properly discoverable facts from another party, which facts would have had a material bearing on any such Released Matter.

         12.3 Each of GUIDANT and CORDIS by and on behalf of its predecessors, successors, parents, subsidiaries, heirs, executors, administrators, assigns, stockholders, officers, directors, attorneys, agents, employees and representatives, hereby waives with respect to the release of Paragraph 12.1 above the benefits of Section 1542 of the Civil Code of California to the extent that such benefits may contravene a provision hereof. Such section reads as follows:
                  "1542.  General Release Extent.
                  A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

                                  ARTICLE XIII
                           MUTUAL COVENANTS NOT TO SUE

         13.1 The Parties hereby for themselves and their respective legal successors and assigns, hereby covenant not to sue each other and their respective shareholders, officers, directors, employees, agents, attorneys, customers, distributors, officials, legal successors and assigns of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of any kind and nature whatsoever, whether now known or unknown, suspected or unsuspected which either now has, owns or holds or at any time heretofore had ever owned or held based on or arising from an allegation of infringement of the other Party's patents through the manufacture, use or sale of the allegedly infringing Party's Current Products, but excluding Other Vascular Products. For the avoidance of doubt, the term "Parties," as used in this Article XIII, shall include the Affiliates of the Parties.

         13.2 The Parties agree that the resolution between the Parties of any allegedly infringing acts referred to in Paragraph 13.1 shall be subject to the arbitration provisions of Paragraph 10.3 herein, as well as the terms of the Arbitration Agreement.

                                   ARTICLE XIV
                                  MISCELLANEOUS



         14.1 Force Majeure. If performance of any part of this Agreement by any party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the control of the party liable to perform, including, riots, war, acts of God, invasion, fire, explosions, floods, acts of government or governmental agencies and instrumentalities, the party so affected shall, upon giving immediate written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay. Upon cessation of any such event preventing performance by the party, that party shall promptly resume performance hereunder. Each party shall promptly advise the other of any force majeure of which it has knowledge.

         14.2 Governing Law. This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of New York, without regard to its choice of law rules.

         14.3 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. In that event, the terms and conditions of this Agreement have been materially affected, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

         14.4 Entire Agreement. This Agreement, together with all other agreements referred to herein shall constitute the entire agreement between the Parties relating to the subject matter hereof and shall supersede all previous negotiations, commitments and writings relating thereto (other than the Confidentiality Agreements dated May 12, 1999 and July 8, 1998 between GUIDANT and Johnson & Johnson). This Agreement shall not be modified or altered by in any manner except by an instrument in writing executed by the Parties. All Exhibits and Schedules attached to this Agreement shall be deemed to be a part of this Agreement as if set forth fully in this Agreement.

         14.5 Waiver. Any waiver must be in writing. A waiver of any breach of, or failure to enforce, any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party's rights at any time to enforce strict compliance thereafter with every other term or condition of this Agreement.

         14.6 Relationship of the Parties. Nothing in this Agreement shall create or constitute a partnership or joint venture between the Parties hereto, and other than as expressly provided in this Agreement, no Party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other Party hereto.

         14.7 No Admission. Neither the entering into this Agreement, nor any provision hereof, shall be deemed as an admission by any Party of any wrongdoing, or of the validity or invalidity of any position taken or proposed to be taken by or against the Party in any past, present, or future litigation.

         14.8 Consultation with Counsel and Reliance. Each of the Parties acknowledges that it has consulted with, or has had the opportunity to consult with, counsel of its choice, and that in executing this Agreement it has not relied upon any statements, representations or agreements of any other person other than those contained herein.

         14.9 Compliance with Law. No Party will perform or omit to perform any act in connection with this Agreement, including the sale and marketing of Licensed Products, which would be in violation of (a) any applicable laws of the United States of America, including any regulations of the Department of Commerce relating to the export from the United States of products or technology, or the United States Foreign Corrupt Practices Act; or (b) any applicable laws or regulations of any other relevant jurisdiction.

         14.10 Captions. Captions are inserted herein only as a matter of convenience and for reference, and in no way define, limit, or describe the scope of this Agreement or the intent of any provision herein.

         14.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

         14.12 No Strict Construction. This Agreement has been prepared with the participation of both parties, and shall not be strictly construed against either party.

                                   ARTICLE XV
                                     NOTICES

         Any notice, report or written statement to a party permitted or required under this Agreement shall be in writing and shall be sent by facsimile or by first class mail or by Federal Express or other recognized overnight delivery service, or hand delivered at the respective addresses set forth below, or to such other addresses as the respective parties may from time to time designate:

                  GUIDANT CORPORATION
                  111 Monument Circle, 29th Floor
                  Indianapolis, Indiana 46204
                  Attention:  General Counsel
                  Fax:  (317) 971-2141

                  ADVANCED CARDIOVASCULAR SYSTEMS, INC.
                  3200 Lakeside Drive
                  Santa Clara, California 95052-8167
                  Attention: General Counsel
                  Fax:  (408) 845-3987

                  CORDIS CORPORATION

                  14201 NW 60th Ave.

                  Miami Lakes, Florida 33014
                  Attention: President
                  Fax: (305) 824-2630

                  With a copy to:

                  JOHNSON & JOHNSON
                  One Johnson & Johnson Plaza
                  New Brunswick, New Jersey 08933
                  Attention: Office of General Counsel
                  Fax:  (732) 524-2788

         Notice shall be deemed to have been given at the expiration of one (1) business day from the date of notice given by facsimile or five (5) business days from the date the notice is deposited with the postal service or two (2) business days from the date the notice is sent by recognized overnight delivery service unless actual receipt of the notice at an earlier date is established. Hand-delivered notices shall be effective upon delivery. If any notice is given by facsimile, a confirmation copy shall also be sent on the same date by recognized delivery service.

         IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Agreement as of the date first above written.

                                             CORDIS CORPORATION

                                             By:  /s/ Robert W. Croce
                                                 -------------------------------

                                             Name: Robert W. Croce
                                                  ------------------------------

                                             Title: Chairman
                                                   -----------------------------


                                             ADVANCED CARDIOVASCULAR
                                             SYSTEMS, INC.

                                             By:  /s/ John M. Capek
                                                 -------------------------------

                                             Name: John M. Capek
                                                  ------------------------------

                                             Title: President
                                                   -----------------------------



                                             GUIDANT CORPORATION

                                             By:  /s/ A. Jay Graf
                                                 -------------------------------

                                             Name: A. Jay Graf
                                                  ------------------------------

                                             Title: Group Chairman
                                                   -----------------------------

                                  SCHEDULE "1A"

                              PALMAZ/SCHATZ PATENTS

         4,733,665
         B1 4,733,665
         4,776,337
         Serial No. 90/004,916
         Serial No. 90/004,786
         4,739,762
         B1 4,739,762
         5,102,417
         5,195,984
         5,902,332

                                  SCHEDULE "1B"

                                 LAM/LAU PATENTS


         5,421,955
         B1 5,421,955
         5,514,154
         5,603,721
         5,728,158
         5,569,295
         5,649,952

                                  SCHEDULE "1C"

                                 LAZARUS PATENTS


         4,787,899
         5,104,399
         5,275,622
         5,669,936
         5,397,345
         5,662,700
         5,759,203
         SN 09/082,592

                                  SCHEDULE "1D"

                                HILLSTEAD PATENTS


         5,116,318
         5,366,472
         5,476,476

                                  SCHEDULE "1E"

                                 PINCHUK PATENTS


         5,156,612
         5,304,197
         5,449,371
         4,906,244
         5,108,415
         5,738,653
         5,236,659
         5,356,591
         EP0436501
         EP0362826

                                  SCHEDULE "1F"

                              DAKE/BRADSHAW PATENTS


         5,199,939
         B1 5,199,939
         5,643,171

                                   SCHEDULE 1G

                           RADIATION NON-STENT PATENTS

EP 059136 (SN 93203354.1)
5,669,932
5,797,948
SN 08/790447

                                  SCHEDULE "1K"

                                  YOCK PATENTS

5,040,548
5,061,273
5,300,085
5,350,395
5,451,233
5,501,227
5,685,312
5,749,888
6,036,715

                                 SCHEDULE "5.3"

                              Form of Press Release

PRESS RELEASE


DATE:        April 4, 2000

CONTACTS:    Renaldo Juanso, Media Relations, 408-845-3185
             Todd McKinney, Investor Relations, 317-971-2094

   GUIDANT AND JOHNSON & JOHNSON ANNOUNCE COMPREHENSIVE TECHNOLOGY AGREEMENT; GUIDANT ACQUIRES EXCLUSIVE OPTION TO IMPULSE DYNAMICS HEART FAILURE TECHNOLOGY

INDIANAPOLIS, IN--APRIL 4, 2000--Guidant Corporation (NYSE and PCX: GDT), a world leader in the treatment of cardiovascular disease, and Cordis Corporation, a wholly owned subsidiary of Johnson & Johnson (NYSE: JNJ), announced today that they have entered into a broad agreement covering various technologies and patents. As part of the arrangement, Guidant obtains an exclusive option from Impulse Dynamics, N.V. to acquire emerging cardiovascular technology for the treatment of heart failure. In addition, Guidant and Cordis have agreed to dismiss all current patent litigation between them and agree to resolve the remaining disputes in future arbitration proceedings. The agreement also establishes Cordis as a U.S. customer of rapid-exchange balloon dilatation catheters made by Guidant and provides both companies with access to certain radiation patents.

Under the terms of the agreement with Impulse Dynamics, for an initial payment of $125 million, Guidant will have the exclusive right to evaluate cardiovascular technology currently under development by Impulse Dynamics. Impulse Dynamics is a pioneer in the development of technology that may be used in future implantable devices to provide additional benefit to patients with heart failure. If Guidant chooses to acquire exclusive rights to this technology, the total payment would be approximately $425 million, plus contingent payments based on future sales of covered products. The total payment could be financed by a combination of debt, equity, and equity-linked securities.

"The therapy under development by Impulse Dynamics provides Guidant exclusive access to innovative technology that has the potential to dramatically enhance the efficacy of implantable devices now in clinical trials for the treatment of heart failure," said Guidant Group Chairman A. Jay Graf. "This technology could dramatically expand the number of patients who will ultimately be able to receive treatment from these devices. Further, if successful, this technology would provide Guidant with a unique approach to the treatment of heart failure and redefine the standard for heart-failure therapy."

Heart failure is a debilitating condition that when in an advanced state, the heart is unable to pump enough blood to the body to allow a person to enjoy a normal, productive life. It affects well over 5 million people in the United States and an estimated 6.5 million in Europe. Nearly 1 million new cases are diagnosed annually, making it the most rapidly growing cardiovascular disorder. According to statistics provided by the American Heart Association, approximately $22.5 billion are spent annually on the direct and indirect costs of treatment of heart failure in the U.S.(1)

The agreement between Guidant and Cordis also provides for the dismissal of the pending patent disputes between the two companies. No monetary settlement has been paid with the dismissal of the litigation. The companies have agreed to resolve the remainder of their disputes in arbitration proceedings. Each company will receive licenses to the other's patents involved in the disputes to ensure future product availability. In addition, Guidant and Cordis have agreed that future disputes related to stent patents will also be resolved in a similar manner. This arbitration process will likely follow litigation involving Cordis and other coronary stent manufacturers.

Under other terms of the agreement, Cordis will become a non-exclusive distributor in the U.S. of rapid exchange dilatation catheters made by Guidant. The products covered by this distribution agreement will have balloon material unique to Cordis and must receive FDA approval prior to being marketed in the U.S.

"We are pleased to have Cordis as a customer for Guidant's proprietary rapid exchange catheters in the U.S.," said Guidant Group Chairman Ginger L. Graham. "This arrangement has the potential to significantly expand physicians' acceptance of rapid exchange technology, which Guidant pioneered nearly a decade ago. We are committed to providing rapid exchange alternatives for physicians, and believe that this agreement with Cordis will enhance this effort, while including Guidant technology in the therapy choice."

"This landmark agreement with Cordis saves litigation costs and removes uncertainty around certain intellectual property for both companies," said Ronald W. Dollens, Guidant's President and CEO. Dollens concluded, "We believe this agreement will provide a tremendous opportunity for Guidant to command a unique technological position in the treatment of heart failure, a medical problem of vast importance and consequence to patients, our physician customers and healthcare systems around the world."

A global leader in the medical device industry, Guidant provides innovative, minimally invasive and cost-effective products and services for the treatment of cardiovascular and vascular disease. For more information about Guidant's products and services, visit the company's Web site at http://www.guidant.com.

This release contains forward-looking statements about the company's prospects. This information is based upon management's current expectations and beliefs. However, actual results may differ materially from those discussed in the forward-looking statements. Other factors affecting future results include those outlined in Exhibit 99.1 to the company's Form 10-K for the fiscal year ended December 31, 1999, filed on March 20, 2000.

(1) Source - American Heart Association

                                      # # #

CORDIS ENTERS STRATEGIC AGREEMENTS WITH GUIDANT CORP. FOR CARDIOVASCULAR DEVICES AND THERAPIES

NEW BRUNSWICK, N.J., April 4 /PRNewswire/ -- Cordis Corporation, a wholly owned unit of Johnson & Johnson (NYSE: JNJ), today reported it has entered into an agreement with Guidant Corporation (NYSE: GDT) (PCX: GDT) that will enable Cordis to market and sell rapid exchange catheters and stent delivery systems to its U.S. customers.

Each company also will grant the other access to certain patents in the field of intravascular brachytherapy, a promising new treatment using radiation to help prevent and treat restenosis (reblockage of coronary arteries) in patients undergoing angioplasty or stent procedures. In addition, the companies will dismiss all current patent litigation between them and will resolve these disputes in future arbitration proceedings.

Under a separate agreement between Impulse Dynamics N.V. and Guidant, Guidant will receive the right to acquire cardiovascular rights, exclusive in the implantable medical devices field, to technology under development by Impulse. Cordis will receive a sole license to certain external cardiovascular applications of the technology. Guidant will also have equal rights to external cardiovascular applications of the technology. Impulse is a privately held company founded by Shlomo Ben-Haim, MD, and Lewis C. Pell, and is engaged in the research and development of innovative technologies in the field of electrical signals affecting muscle control for treatment of heart disease as well as for the treatment of other diseases. Impulse corporate headquarters are in the U.S., with research and development activities carried out in the U.S. and Israel.

Robert W. Croce, a Johnson & Johnson Company Group Chairman responsible for the Cordis franchise worldwide, said: "We are pleased to enter into these agreements which will significantly enhance our existing strong product portfolio and development pipeline."

The agreements will enable Cordis to provide its U.S. customers with rapid exchange catheters -- devices used by physicians in interventional cardiology and radiology procedures, such as angioplasty and placement of stents -- and incorporate Cordis' proprietary angioplasty balloon and stent technologies.

"These agreements will allow Cordis to combine rapid exchange delivery with our proprietary stent and balloon technology," stated Jesse Penn, President of Cordis Corporation. "We will be able to participate in the large and growing rapid exchange portion of the U.S. market, and to provide our customers with our state-of-the-art technology on their choice of delivery platforms. The radiation intellectual property and other technology included in the agreement will help to position Cordis for long-term leadership in interventional cardiology and radiology."

In dismissing the patent litigation, the two companies agreed to resolve their patent disputes through arbitration proceedings. Each company will receive licenses to the other's stent patents to ensure future product availability. An arbitration process will be in place to resolve previously negotiated remedies under these licenses.

Cordis Corporation is a broad-based supplier of products for circulatory disease management. Established in 1959, Cordis is the world's largest, most comprehensive developer and manufacturer of innovative products for interventional medicine, minimally invasive computer-based imaging, and electrophysiology. In 1996, Cordis was acquired by Johnson & Johnson and combined with Johnson & Johnson's cardiology business to form Cordis, a Johnson & Johnson company, with approximately 3,500 employees worldwide. For more information, contact Cordis via http://www.cordis.com . SOURCE Johnson & Johnson

CONTACT: David Swearingen of Cordis, 732-524-3538, or home, 732-389-9642, for Johnson & Johnson, or Helen Short, Investor Relations, of Johnson & Johnson, 732-524-6491/



                                      55-A

                                  SCHEDULE 7.1


Boston Scientific
Medtronic, Inc.
St. Jude
Terumo
Biotronik
Tyco